The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Amendment No. 1 dated March 6, 2013 to Preliminary Pricing Supplement dated March 6, 2013
PROSPECTUS Dated November 21, 2011	Pricing Supplement No. 665 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
Dated March , 2013
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
____________________

Trigger Jump Securities due March 20, 2014
Based on the Performance of the Brazilian Real
Relative to the U.S. Dollar (Bullish BRL / Bearish USD)
The Trigger Jump Securities, which we refer to as the securities, are senior unsecured obligations of Morgan Stanley, will pay no interest and do not guarantee the return of any principal at maturity.  If the Brazilian real has weakened relative to the U.S. dollar such that the currency performance is less than the downside threshold level of  –15%, investors are exposed to the negative currency performance.  At maturity, if the currency performance is greater than or equal to zero, you will receive for each security that you hold the stated principal amount of $1,000 plus an upside payment of (i) if the currency performance is greater than or equal to 3%, $250 or (ii) if the currency performance is greater than or equal to zero but less than 3%, $50.  The upside payments, if any, are each fixed and not proportional to the percentage appreciation of the Brazilian real.  However, at maturity, if the Brazilian real has weakened relative to the U.S. dollar and (i) if the currency performance is less than zero but greater than or equal to –15%, the securities will redeem for par or (ii) if the currency performance is less than –15%, the payment at maturity will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the negative currency performance.  This amount will be less than $850 and could be zero.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.
Because of the formula by which the currency performance is calculated, there is no limit on the negative currency performance.  If the currency performance is less than –15%, you will lose some or all of your initial investment in the securities.  If the currency performance is less than or equal to –100%, you will lose your entire initial investment in the securities.  The securities are for investors who seek a Brazilian real-based return, and who are willing to risk their principal, forgo current income and some upside and be subject to the method of calculating the currency performance as described below in exchange for the two-part upside payment feature that applies to a limited range of performance of the Brazilian real.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Note Program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $1,000.
•	The minimum ticketing size is $10,000 (10 securities).
•	We will not pay interest on the securities.
•	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold, an amount in cash equal to:
º	If the currency performance is greater than or equal to zero, which means that the Brazilian real has remained unchanged or strengthened relative to the U.S. dollar: $1,000 + upside payment
➢	The upside payment will be equal to (i) if the currency performance is greater than or equal to 3%, $250 or (ii) if the currency performance is greater than or equal to zero but less than 3%, $50
º	If the currency performance is less than zero but greater than or equal to –15%, which means that the Brazilian real has weakened relative to the U.S. dollar by no more than 15%: $1,000
º	If the currency performance is less than –15%, which means that the Brazilian real has weakened relative to the U.S. dollar by more than 15%: $1,000 x (1 + currency performance)
Because the currency performance will be less than –15% in this scenario, this amount will be less than $850 and could be zero.
•	The downside threshold value will be -15%.
•
The currency performance will equal 1 – (final exchange rate / initial exchange rate).  This formula does not limit the negative currency performance and you could lose your entire initial investment in the securities.

•	The initial exchange rate will equal the exchange rate on March 8, 2013, which we refer to as the pricing date.
•	The final exchange rate will equal the exchange rate on March 17, 2014, which we refer to as the valuation date, subject to adjustment for non-currency business days.
•	Investing in the securities is not equivalent to investing in the Brazilian real or in the U.S. dollar.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61747WAR0. The ISIN number for the securities is US61747WAR07.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-13.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
__________________________

PRICE $1,000 PER SECURITY
__________________________

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per security	$1,000	1.00%	99.00%
Total	$	$	$

(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1.00% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99.00% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

(2)	Please see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement for information about fees and commissions.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)  where no consideration is or will be given for the transfer; or

(3)  where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Trigger Jump Securities Based on the Performance of the Brazilian Real Relative to the U.S. Dollar due March 20, 2014, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The securities are for investors who seek a Brazilian real-based return, and who are willing to risk their principal, forgo current income and some upside and be subject to the method of calculating the currency performance as described below in exchange for the two-part upside payment feature that applies to a limited range of performance of the Brazilian real.  At maturity, you will receive a positive return on the securities but only if the currency performance is greater than or equal to zero, meaning that the Brazilian real has appreciated or remained unchanged relative to the U.S. dollar.  Such positive return will, however, be limited to the principal amount of $1,000 per security plus the fixed upside payment even if the appreciation in the Brazilian real relative to the U.S. dollar is greater than the fixed upside payment amount in percentage terms.  Investors will receive an upside payment of (i) if the currency performance is greater than or equal to 3%, $250 or (ii) if the currency performance is greater than or equal to zero but less than 3%, $50.  However, if the Brazilian real weakens relative to the U.S. dollar such that the currency performance is less than -15%, the payment at maturity will be less than $850 and could be zero.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Trigger Jump Securities Based on the Performance of the Brazilian Real Relative to the U.S. Dollar due March 20, 2014, which we refer to as the securities.  The stated principal amount and original issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee the repayment of any principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay any interest and do not guarantee the return of 100% of the principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the currency performance on the valuation date, and which may be significantly less than the stated principal amount of the securities and could be zero.  If the currency performance is greater than or equal to zero, meaning that the Brazilian real has appreciated or remained unchanged relative to the U.S. dollar, you will receive the fixed upside payment described below.

The initial exchange rate will equal the exchange rate on March 8, 2013, which we refer to as the pricing date.

The final exchange rate will be the exchange rate on March 17, 2014, which we refer to as the valuation date.

Payment at maturity depends on the currency performance
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash, that will vary depending upon the currency performance on the valuation date, equal to:

• if the currency performance is greater than or equal to zero, which means that the Brazilian real has remained unchanged or strengthened relative to the U.S. dollar, $1,000 plus the upside payment

Where,

upside payment = (i) if the currency performance is greater than or equal to 3%, $250 or (ii) if the currency performance is greater than or equal to zero but less than 3%, $50.

• if the currency performance is less than zero but greater than or equal to -15%, which means that the Brazilian real has weakened relative to the U.S. dollar by no more than 15%, $1,000

•  if the currency performance is less than -15%, which means that the Brazilian real has weakened relative to the U.S. dollar by more than 15%,

$1,000 x  (1  +  currency performance),

This amount will be less than $850 and could be zero,

Where,

currency performance	= 1 –	final exchange rate
initial exchange rate

This formula does not limit negative currency performance and you could lose your entire initial investment in the securities.

All payments on the securities are subject to the credit risk of Morgan Stanley.

On PS-7, we have provided a section titled “How Do Exchange Rates Work?” and on PS–9, we have provided a graph titled “How the Trigger Jump SecuritiesWork,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the exchange rate. The graph does not show every situation that can occur.

You can review the historical values of the exchange rate in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-23. You cannot predict the future exchange rate based upon its historical performance.

The initial exchange rate will equal the Brazilian real/U.S. dollar exchange rate displayed on Reuters Page “BRFR” on the pricing date.

The final exchange rate will equal the Brazilian real/U.S. dollar exchange rate displayed on Reuters Page “BRFR” on the valuation date.

Investing in the securities is not equivalent to investing in the Brazilian real or the U.S. dollar.

Your participation in any	The positive return investors may realize on the securities if the currency increase in the exchange rate will be no greater than the upside payment performance is greater than or equal to zero will be equal to, but no greater than, the upside payment of (i) if the currency performance is greater than or equal to 3%, $250 or (ii) if the currency performance is greater than or equal to zero but less than 3%, $50. Accordingly, even if the appreciation of the Brazilian real relative to the U.S. dollar is significant and the currency performance is greater than 25%, your payment at maturity will never exceed $1,250 per security.  These amounts are each fixed and not proportional to the percentage appreciation of the Brazilian real.  See “Hypothetical Payouts on the Securities at Maturity” on PS–10.

Morgan Stanley Capital Services LLC will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Services LLC, which we refer to as MSCS, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior securities.  As calculation agent, MSCS will determine the initial exchange rate, the final exchange rate and the payment that you will receive at maturity, if any.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities —Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-25.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and prospectus dated November 21, 2011.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in currency-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (866) 477-4776.

HOW DO EXCHANGE RATES WORK?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.  The exchange rate for the Brazilian real is expressed as the number of units of the Brazilian real per U.S. dollar.

•
As a result, a decrease in the exchange rate means that the Brazilian real has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the Brazilian real to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 1.90 reflects a strengthening of the Brazilian real, relative to the U.S. dollar, as compared to an exchange rate of 2.00.

•
Conversely, an increase in the exchange rate means that the Brazilian real has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the Brazilian real to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 2.10 reflects a weakening of the Brazilian real relative to the U.S. dollar, as compared to an exchange rate of 2.00.

HOW DOES THE CURRENCY PERFORMANCE FORMULA WORK?

The currency performance formula used to calculate the payment at maturity for the securities will magnify any depreciation and diminish any appreciation in the Brazilian real relative to the U.S. dollar as compared to direct investment in the Brazilian real.

The currency performance is equal to 1 – (final exchange rate / initial exchange rate).

•	In the example below, the Brazilian real strengthens from the initial exchange rate of 2.00 to the final exchange rate of 1.80, resulting in a currency performance of 1 – (1.80 / 2.00) = 10%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	1.80

•	In the example below, the Brazilian real weakens from the initial exchange rate of 2.00 to the final exchange rate of 3.00, resulting in a currency performance of 1 – (3.00 / 2.00) = –50%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	3.00

•
In the example below, the Brazilian real strengthens to the fullest extent possible from the initial exchange rate of 2.00 to the final exchange rate of 0.0001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.0001 / 2.00) = approximately 99.99%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	0.0001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance can be no greater than 100%.  However, any possible depreciation of the Brazilian real relative to the U.S. dollar is not similarly limited, as shown in the example below. (Under the terms of the securities, investors will receive a payment at maturity of $1,250 if the currency performance is greater than or equal to 3%, and any greater currency performance above 3% will not increase the return on the securities.)  It is important to note that, in any scenario in which the exchange rate changes from the pricing date to the valuation date, the currency performance will always magnify any depreciation and diminish any appreciation in the Brazilian real relative to the U.S. dollar as compared to direct investment in the Brazilian real.

•	In the example below, the Brazilian real weakens from the initial exchange rate of 2.00 to the final exchange rate of 4.00, resulting in a currency performance of 1 – (4.00 / 2.00) = –100%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	4.00

This example illustrates that the currency performance will always magnify any depreciation in the Brazilian real relative to the U.S. dollar as compared to direct investment in the Brazilian real.

HOW THE TRIGGER JUMP SECURITIES WORK

For each security, the following graph and table illustrate the payment at maturity on the securities for a range of hypothetical percentage changes in the exchange rate.  The graph is based on the following terms:

Stated Principal Amount per Security:	$1,000

Upside Payment:	If the currency performance is greater than or equal to 3%, $250

If the currency performance is greater than or equal to zero but less than 3%, $50

•
Upside Scenario. If the currency performance is greater than or equal to zero, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount per security, but in all cases is equal to and will not exceed the $1,000 stated principal amount plus:

o	$250 if the currency performance is greater than or equal to 3%, or

o	$50 if the currency performance is greater than or equal to zero but less than 3%.

•	Par Scenario. If the currency performance is less than zero but greater than or equal to –15%, investors will receive the stated principal amount of $1,000 per security.

•	Downside Scenario. If the currency performance is less than –15%, investors will be exposed on a 1:1 basis to the negative currency performance.

o
For example, if the Brazilian real weakens relative to the U.S. dollar such that the currency performance is –25%, investors would lose 25% of their principal and receive only $750 per security at maturity, or 75% of the stated principal amount.

The table below illustrates a range of hypothetical currency performances and hypothetical total returns on the securities for a range of hypothetical final exchange rates.  The table assumes an initial exchange rate of 2.00.  The actual initial exchange rate will be determined on the pricing date.

Hypothetical Final Exchange Rate	Hypothetical Currency Performance	Hypothetical Total Return on the Securities
0.0000	100.000%	25.000%
0.4000	80.000%	25.000%
0.6000	70.000%	25.000%
1.0000	50.000%	25.000%
1.1000	45.000%	25.000%
1.2000	40.000%	25.000%
1.3000	35.000%	25.000%
1.4000	30.000%	25.000%
1.5000	25.000%	25.000%
1.6000	20.000%	25.000%
1.8000	10.000%	25.000%
1.9000	5.000%	25.000%
1.9400	3.000%	25.000%
1.9500	2.500%	5.000%
1.9600	2.000%	5.000%
1.9800	1.000%	5.000%
2.0000	0.000%	5.000%
2.0200	-1.000%	0.000%
2.0400	-2.000%	0.000%
2.0500	-2.500%	0.000%
2.1000	-5.000%	0.000%
2.2000	-10.000%	0.000%
2.3000	-15.000%	0.000%
2.3001	-15.005%	-15.005%
2.4000	-20.000%	-20.000%
2.6000	-30.000%	-30.000%
2.8000	-40.000%	-40.000%
3.0000	-50.000%	-50.000%
3.2000	-60.000%	-60.000%
3.6000	-80.000%	-80.000%
4.0000	-100.000%	-100.000%

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

Below are five examples of how to calculate the currency performance and the payment at maturity based on the hypothetical final exchange rates set out below.  The examples are provided for illustrative purposes only.  The actual initial exchange rate will be determined on the pricing date and the final exchange rate will be determined on the valuation date.  All payments on the securities are subject to the credit risk of Morgan Stanley.

For the BRL, a decrease in the exchange rate means that the BRL has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that the BRL has depreciated/weakened relative to the U.S. dollar.  The numbers appearing in the examples below have been rounded for ease of analysis.

EXAMPLE 1: The BRL has appreciated relative to the U.S. dollar and the currency performance is 5%.  The currency performance is therefore greater than 3%, and so you will receive the upside payment of $250.

Hypothetical initial exchange rate	=	2.00
Hypothetical final exchange rate	=	1.90
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (1.90 / 2.00)
	=	5%
Payment at maturity	=	stated principal amount + upside payment of $250
	=	$1,250
Payment at maturity = $1,250 per security

If the currency performance is greater than or equal to zero, the payment at maturity is fixed at either $1,050 or $1,250 per security (depending on the level of appreciation) and is not proportional to the percentage appreciation of the BRL.  As a result, even if the currency performance is greater than 3%, or even significantly greater than 25%, investors will receive no more than $1,250 per security at maturity,  irrespective of that greater appreciation.

EXAMPLE 2: The BRL has appreciated relative to the U.S. dollar and the currency performance is 2%.  The currency performance is greater than zero but less than 3%, and so you will receive the upside payment of $50.

Hypothetical initial exchange rate	=	2.00
Hypothetical final exchange rate	=	1.96
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (1.96 / 2.00)
	=	2%
Payment at maturity	=	stated principal amount + upside payment of $50
	=	$1,050
Payment at maturity = $1,050 per security

EXAMPLE 3: The BRL has depreciated relative to the U.S. dollar, but the currency performance is still greater than the downside threshold value.  You receive the stated principal amount of $1,000 per security.

Hypothetical initial exchange rate	=	2.00
Hypothetical final exchange rate	=	2.20
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (2.20 / 2.00)
	=	–10%

Payment at maturity	=	stated principal amount
	=	$1,000
Payment at maturity = $1,000 per security

EXAMPLE 4: The BRL has depreciated relative to the U.S. dollar and the currency performance is less than the downside threshold value.  You are fully exposed to the negative currency performance.

Hypothetical initial exchange rate	=	2.00
Hypothetical final exchange rate	=	3.00
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (3.00 / 2.00)
	=	–50%
Payment at maturity	=	$1,000 x (1 + currency performance)
	=	$1,000 x (1 + (–50%))
	=	$500
Payment at maturity = $500 per security

EXAMPLE 5: The BRL has depreciated relative to the U.S. dollar and the currency performance is -100%.  You are fully exposed to the negative currency performance and lose your entire initial investment in securities.

Hypothetical initial exchange rate	=	2.00
Hypothetical final exchange rate	=	4.00
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (4.00 / 2.00)
	=	–100%
Payment at maturity	=	$1,000 x (1 + currency performance)
	=	$1,000 x (1 + (–100%))
	=	$0
Payment at maturity = $0 per security

This example illustrates that the currency performance will always magnify any depreciation in the Brazilian real relative to the U.S. dollar as compared to direct investment in the Brazilian real.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest, and unlike ordinary debt securities, do not guarantee the return of any principal at maturity.  Investing in the securities is not equivalent to investing in the Brazilian real or the U.S. dollar.  Investing in the securities is not equivalent to investing in the Brazilian real or the U.S. dollar.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee return of any principal
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the principal amount at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the currency performance.  If the Brazilian real weakens relative to the U.S. dollar by more than 15%, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the negative currency performance, and you will some or all of your investment. You could lose your initial entire investment securities.  See “Hypothetical Payouts on the Securities at Maturity” on PS–10.

The currency performance formula will diminish any appreciation and magnify any depreciation of the Brazilian real relative to the U.S. dollar
The securities do not provide the same return that would be achieved by converting a notional amount of U.S. dollars into the BRL at the initial exchange rate and then, on the valuation date, converting the resulting amount of the BRL back into U.S. dollars at the final exchange rate.  Instead, the return on the securities will be determined by reference to the payment at maturity and the currency performance formula described in this document.  Using this formula, any appreciation of the Brazilian real relative to the U.S. dollar will be diminished while any depreciation of the Brazilian real relative to the U.S. dollar will be magnified, in each case, as compared to direct investment in the Brazilian real.  Moreover, the diminishing effect on any appreciation of the Brazilian real relative to the U.S. dollar increases as the currency performance increases, and the magnifying effect on any depreciation of the Brazilian real relative to the U.S. dollar increases as the currency performance decreases.  Accordingly, your payment at maturity may be less than direct investment in the Brazilian real.

Your appreciation potential is fixed and limited to the two-part upside payment feature
Where the currency performance is greater than or equal to zero, the appreciation potential of the securities is limited to the fixed upside payment (i) if the currency performance is greater than or equal to 3%, $250 per security or (ii) if the currency performance is greater than or equal to zero but less than 3%, $50 per security even if the Brazilian real has appreciated substantially against the U.S. dollar.  These amounts are each fixed and not proportional to the percentage appreciation of the Brazilian real.  See “Hypothetical Payouts on the Securities at Maturity” beginning on PS–10.

The securities are subject to currency exchange risk
The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities.  The subsidiaries through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk
An investment in the securities is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the Brazilian real, relative to the U.S. dollar.  The securities do not provide diversified exposure to currencies generally.  As an emerging markets currency, the Brazilian real is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the Brazilian real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate between the Brazilian real and the U.S. dollar as well as to regulate the flow of the Brazilian real into and out of the country.  Since then, the exchange rate has fluctuated considerably.  In 2009, the Brazilian real depreciated sharply against the U.S. dollar but has since recovered somewhat.  The Brazilian real is not freely convertible into foreign currencies.  While there have been some initial steps taken in the last few years to move towards a more free convertibility, the Central Bank of Brazil still requires the registration of all trades on its system (Sisbacen) among other restrictions.  In addition, the Central Bank of Brazil has been known to conduct regular interventions to smooth volatility.  Factors that might affect the likelihood of the government’s imposing exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, economic conditions in Brazil’s major export markets, changes in international prices of commodities, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

By offering these securities, we are not expressing a view as to whether the Brazilian real will strengthen or weaken relative to the U.S. dollar and we or our affiliates may release research or recommendations that are inconsistent with purchasing or holding the securities.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the exchange rate between the Brazilian real and the U.S. dollar on any day will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

• volatility (frequency and magnitude of changes in value) of the exchange rate between the Brazilian real and the U.S. dollar;
• interest and yield rates in the U.S. and Brazil;

•       geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Brazilian real or currencies markets generally and that may affect the final exchange rate;

• the time remaining until the maturity of the securities; and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the Brazilian real has weakened relative to the U.S. dollar or if interest rates rise.

You cannot predict the future performance of the Brazilian real relative to the U.S. dollar based on its historical performance.  The currency performance may decrease below -15% so that you will receive for each security you hold at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the percentage weakening of the Brazilian real relative to the U.S. dollar.  There can be no assurance that the currency performance will have increased or will have decreased by less than 15% on the valuation date so that you will receive at maturity an amount that is greater than the principal amount of your investment.  See “Description of Securities—Historical Information.”

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Government intervention in the currency markets could materially and adversely affect the value of the securities
Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  As described above, governments, including those of Brazil and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the BRL and the U.S. dollar should become fixed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Brazilian real or the U.S. dollar, or any other currency.  Any significant changes or governmental actions with respect to the Brazilian real, the U.S. dollar or any other currency that result in a weakening of the BRL relative to the U.S. dollar will adversely affect the value of the securities and the return on a U.S. dollar investment in the securities.

In addition, if the Brazilian real is lawfully eliminated, converted, redenominated or exchanged by Brazil during the term of the securities, the calculation agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the exchange rate or BRL principal amount, as required) on each subsequent valuation date, and such determinations may adversely affect the amount payable to you on an interest payment date, at maturity or upon acceleration.

Even though currencies trade around-the-clock, the securities will not
The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the BRL and/or the U.S. dollar are traded.

Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the U.S dollar value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the exchange rate between the Brazilian real and the U.S. dollar used in calculating any payment due to you under the securities.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the securities
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rate between the Brazilian real and the U.S. dollar, including by significantly widening the bid/offer spread, and therefore, the payments on the securities and the value of the securities in the secondary market.

The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, will determine the initial exchange rate, the final exchange rate and the currency performance and will calculate the amount you will receive at maturity.  Determinations made by MSCS in its capacity as calculation agent, including with respect to the determination of an exchange rate under certain circumstances as described in this preliminary pricing supplement, may affect the payout to you at maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the Brazilian real), including trading in futures, forwards and/or options contracts on the Brazilian real as well as in other instruments related to the Brazilian real.  Some of our subsidiaries also trade the Brazilian real and other financial instruments related to the Brazilian real on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the Brazilian real relative to the U.S. dollar on the pricing date and, as a result, could increase the value relative to the U.S. dollar that the Brazilian real must attain on the valuation date so that you do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the Brazilian real/U.S. dollar exchange rate on the valuation date and, accordingly, the amount of cash you will receive at maturity.

The material U.S. federal income tax consequences of an investment in the securities are uncertain
There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected and because the payment on the securities is linked to a foreign currency, it is likely that the securities will be subject to Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”).  In that case, subject to the election discussed in the next sentence, any gain or loss recognized by a U.S. Holder will be ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the securities.

The Internal Revenue Service (the “IRS”) could assert that the securities should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  Because the securities provide for the return of principal except where the currency performance is less than the downside threshold value, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not contain similar provisions.  Moreover, in 2007, the IRS issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars, but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect.  Alternatively, the IRS could also assert that a security constitutes a “Section 1256 Contract” that is subject to the “mark-to-market rule” under Section 1256 of the Code, in which case a holder would recognize gain or loss in each year as if the security, or a portion thereof, were sold for its fair market value on the last business day of the year.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the section entitled “United States Federal Taxation” in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and revenue ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each $1,000 stated principal amount of our Trigger Jump Securities Based on the Performance of the Brazilian Real Relative to the U.S. Dollar due March 20, 2014.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Expected Pricing Date	March 8, 2013

Expected Original Issue Date (Settlement Date)	March 13, 2013 (3 Business Days after the Pricing Date)

Expected Maturity Date	March 20, 2014

Interest Rate	None

Specified Currency	U.S. dollars

Underlying Currency	Brazilian real

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	61747WAR0

ISIN Number	US61747WAR07

Minimum Ticketing Size	$10,000 (10 Securities)

Denominations	$1,000 and integral multiples thereof

Payment at Maturity	You will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•	if the Currency Performance is greater than or equal to zero,

$1,000 plus the Upside Payment,

•	if the Currency Performance is less than zero but greater than or equal to -15%,

$1,000,

•	if the Currency Performance is less than -15%,

$1,000 x (1 + Currency Performance).

This payment will be less than the $850 and could be zero.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	If the Currency Performance is greater than or equal to 3%, $250.

If the Currency Performance is greater than or equal to zero but less than 3%, $50.

Currency Performance
One minus a fraction, the numerator of which is the Final Exchange Rate and the denominator of which is the Initial Exchange Rate, as described by the following formula and determined by the Calculation Agent:

1 –	Final Exchange Rate
Initial Exchange Rate

Downside Threshold Value	-15%

Initial Exchange Rate	The Exchange Rate on the Pricing Date, as determined by the Calculation Agent.

Final Exchange Rate	The Exchange Rate on the Valuation Date, as determined by the Calculation Agent.

Expected Valuation Date	March 17, 2014, subject to adjustment if such date is not a Currency Business Day, as described in the following paragraph.

If March 17, 2014 is not a Currency Business Day, the Valuation Date will be the immediately preceding Currency Business Day.

Exchange Rate
On any Currency Business Day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of Brazilian real per one U.S. dollar) as determined by reference to the rate displayed on the Reference Source on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the Reference Source for such day, (ii) such day is an Unscheduled Holiday, or (iii) the Calculation Agent determines in good faith that the rate so displayed on the Reference Source is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of Brazilian real into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”) in the underlying market for the Brazilian real taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of the Brazilian real into U.S. dollars determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for the

Brazilian real shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; provided yet further that, if a Price Materiality Event (as defined below) occurs, the Exchange Rate for Brazilian real shall be the rate as determined in the definition of “Price Materiality Event” below.

Quotations of Morgan Stanley & Co. LLC (“MS & Co.”) or the Calculation Agent or any of their affiliates may be included in the calculation of the mean described above, but only to the extent that any such bid is the highest of the quotes obtained.

If the Brazilian real is lawfully eliminated, converted, redenominated or exchanged by Brazil after the Pricing Date and prior to the Valuation Date, the Calculation Agent, in its sole discretion, will determine the Final Exchange Rate (or make such adjustment to the Initial Exchange Rate) on the Valuation Date, in accordance with legal requirements and market practice.

Reference Source	Reuters page: BRFR, or any other display page that may replace that display page on Reuters and any successor service thereto.

Currency Business Day
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in (x) Sao Paulo, Brazil, Rio de Janeiro, Brazil, or Brasilia, Brazil or (y) New York City; and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in (x) Sao Paulo, Brazil, Rio de Janeiro, Brazil, or Brasilia, Brazil and (y) New York City.

Unscheduled Holiday
A day that is not a Currency Business Day with respect to the Brazilian real and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) for the Brazilian real on the date that is two Business Days prior to the Valuation Date.

Price Materiality Event
Price Materiality Event means, with respect to the Brazilian real, that (i) the exchange rate as displayed on the Reference Source for the Brazilian real has been, in the good faith belief of the Calculation Agent, inflated or deflated by government intervention and (ii) the difference between such rate and the arithmetic mean, as determined by the Calculation Agent, of the exchange rate for conversion of the Brazilian real into U.S. dollars determined by five reference dealers (“Brazilian reference dealers’ rate”), selected by the Calculation Agent in the underlying market for the Brazilian real, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by the reference dealers, is more than 3%, then, in such case, the Exchange Rate for the Brazilian real on the Valuation Date will be the Brazilian reference dealers’ rate.  If such difference is less than 3%, then, in such case, the Exchange Rate for the Brazilian real will be determined as set forth in the definition of “Exchange Rate” above.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. LLC (“MS & Co.”) and its successors

Calculation Agent	Morgan Stanley Capital Services LLC (“MSCS”) and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Exchange Rate or the Final Exchange Rate.  MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Historical Information
The following table sets forth the published high, low and end-of-quarter daily Brazilian real/U.S. dollar exchange rates, expressed as the number of Brazilian reals per one U.S. dollar for each quarter in the period from January 1, 2008 through March 4, 2013.  The Brazilian real/U.S. dollar exchange rate on March 4, 2013 was 1.97030.  The graph following the table sets forth the historical performance of the Brazilian real relative to the U.S. dollar from January 1, 2008 through March 4, 2013.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical performance of the Brazilian real relative to the U.S. dollar should not be taken as an indication of future performance, and no assurance can be given as to the exchange rate on the Valuation Date.  The Currency Performance on the Valuation Date may be less than -15% so that the Payment at Maturity will be less than $850 and could be zero.

We cannot give you any assurance that the Currency Performance will be greater than or equal to zero or will be greater than -15%, so that at maturity you do not suffer a loss on your initial investment in the Securities. Your return is linked to the Currency Performance on the Valuation Date and, your return, if any, is limited to the applicable Upside Payment regardless of the actual appreciation of the Brazilian real relative to the U.S. dollar, even if that appreciation is greater than the applicable Upside Payment in percentage terms.

	High	Low	Period End
2008
First Quarter	1.83060	1.66890	1.75190
Second Quarter	1.74440	1.59150	1.60370
Third Quarter	1.96340	1.56000	1.90460
Fourth Quarter	2.51270	1.91760	2.31450
2009
First Quarter	2.44730	2.17650	2.32280
Second Quarter	2.27380	1.92310	1.95180
Third Quarter	2.00920	1.76700	1.76700
Fourth Quarter	1.78660	1.69890	1.74450
2010
First Quarter	1.89500	1.72000	1.78130
Second Quarter	1.88360	1.72700	1.80470
Third Quarter	1.79260	1.68730	1.68730
Fourth Quarter	1.74160	1.65300	1.66130
2011
First Quarter	1.68910	1.62880	1.63180
Second Quarter	1.63620	1.56210	1.56330
Third Quarter	1.90550	1.53910	1.87930
Fourth Quarter	1.89800	1.67210	1.86680
2012
First Quarter	1.87140	1.69580	1.82680
Second Quarter	2.09070	1.81790	2.00940
Third Quarter	2.05690	1.98540	2.02640
Fourth Quarter	2.13600	2.01890	2.05160
2013
First Quarter (through March 4, 2013	2.04570	1.95570	1.97030

Brazilian Real January 1, 2008 through March 4, 2013

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in forwards, futures and options contracts on the U.S. dollar and Brazilian real or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could adversely affect the value of the Brazilian real relative to the U.S. dollar on the Pricing Date, and, therefore, could affect the value relative to the U.S. dollar that the Brazilian real must attain on Valuation Date so that investors do not suffer a loss on their initial investments in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the U.S. dollar or Brazilian real or forwards or options contracts on the U.S. dollar and Brazilian real or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the Brazilian real/U.S. dollar exchange rate and, therefore, adversely affect the payment that you will receive at maturity.
Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  MS & Co. will act as the Agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the Agent, a fixed sales commission of 1.00% for each Security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase Securities from MS & Co. for sales to certain fiduciary accounts at a purchase price to such accounts of 99.00% of the Stated Principal Amount per Security and will forgo any sales commission with respect to such sales.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities  be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where the Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities  pursuant to an offer made under Section 275 except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)  the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)  neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•	purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below concerning the potential application of Section 1256 of the Code, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.

Character of Gain or Loss.  Because the payment on the Securities is linked to a foreign currency, it is likely that the Securities will be subject to Section 988 of the Code. In that case, subject to the election discussed in the next sentence, any gain or loss recognized on the Securities (including any gain or loss resulting from the possible application of Section 1256 of the Code discussed below) generally will be treated as ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss under Section 988(a)(1)(B) of the Code (the “Section 988 election”), it is unclear whether the Section 988 election is available for the Securities.  U.S. Holders should consult their tax advisers about the potential application of Section 988 of the Code and the Section 988 election.  In addition, assuming Section 988 of the Code applies to the Securities and a valid Section 988 election is not made, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency losses that exceed certain thresholds.

Possible Application of Section 1256 of the Code

Special rules will apply if a Security, in whole or in part, constitutes a “Section 1256 Contract” under Section 1256 of the Code.  Section 1256 Contracts include, among others, “foreign currency contracts” as defined in Section 1256(g)(2)(A) of the Code.  If Section 1256 of the Code were to apply to a Security, U.S. Holders would be required (i) to recognize gain or loss on all, or a portion, of the Security as if it were sold at its fair market value on the last business day of each year it is held (the “mark-to-market rule”), and (ii) if the Section 988 election described above were available and validly made by a U.S. Holder, to treat such gain or loss as 40% short-term capital gain or loss and 60% long-term capital gain or loss.  In the absence of a valid Section 988 election, the gain or loss recognized would be ordinary.  U.S. Holders should consult their tax advisers regarding the potential application of Section 1256 of the Code to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. In particular, the IRS could seek to treat the Securities as “contingent payment debt instruments” or “foreign currency contingent payment debt instruments” for U.S. federal income tax purposes. If the IRS were successful in asserting that the Securities were either contingent payment debt instruments or foreign currency contingent payment debt instruments, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance. Because the Securities provide for the return of principal except where the Currency Performance is less than the Downside Threshold Value, the risk that the Securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not contain similar provisions. Moreover, in 2007, the IRS released a revenue ruling in which it concluded that an instrument that resembled a U.S. dollar-denominated prepaid forward contract on the euro should be treated as euro-denominated indebtedness because the purchaser of the instrument initially invested the U.S. dollar equivalent of a fixed amount of euro (the “euro equivalent amount”), received an interest component based on market rates in respect of the euro and received the euro equivalent amount at maturity. The terms of the Securities, however, are distinguishable from the facts underlying the revenue ruling in a number of material aspects (including the economic return on the Securities not being determined based on a fixed amount of foreign currency). Thus, while the scope of the revenue ruling is not clear, we intend to take the position that the reasoning underlying the revenue ruling should not be applicable to the Securities. However, the IRS could assert that the revenue ruling applies to the Securities and that the Securities should be treated as a debt instrument denominated in foreign currency.

Other alternative U.S. federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the aforementioned revenue ruling and notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of a Security is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Non-U.S. Holders should note that because the characterization of the Securities is unclear, payments made to a Non-U.S. Holder with respect to the Securities may be subject to U.S. federal withholding tax unless the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs and the discussion under “Tax considerations” in the accompanying free writing prospectus, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.